Exhibit 10.2

Amendment to

Non-Competition, Non-Solicitation & Severance Benefit Agreement

This Amendment (“Amendment”), dated October 7, 2010, amends that certain Non-Competition, Non-Solicitation & Severance Benefit Agreement (“Agreement”), dated January 28, 2008 between Choice Hotels International, Inc. (“Choice”), a Delaware corporation with principal offices at 10750 Columbia Pike, Silver Spring, Maryland 20901, and Mary Beth Knight (“Employee”).

WHEREAS, after discussions with Choice, Employee has elected to resign her employment voluntarily; and

WHEREAS, the parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of the promises contained in this Agreement, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to the following terms:

1. Notwithstanding Employee’s resignation without Good Reason as defined in Section 1(h) of the Agreement, Employee shall be eligible for the Severance Benefits in accordance with Section 5 of the Agreement.

2. The term “Competing Business” in Section 1(e) of the Agreement is deleted and replaced with the following:

(e) “Competing Business” means any business or enterprise that: (i) is engaged in the online distribution, reservation, and/or sale of hotel rooms, which includes without limitation hotel owners, operators and franchisors, online travel agencies and wholesalers, or (ii) provides marketing or consulting services with respect to online distribution, reservation and/or sale of hotel rooms to any business or enterprise in the preceding clause (i).

3. Sections 3 and 4 of the Agreement are amended by increasing the post-employment time periods from “eighteen (18) months” to “twenty-four (24) months” after the Termination Date.

4. Section 5(b) of the Agreement is deleted and replaced with the following:

(b) Any bonus(es) that would have otherwise been paid during the Severance Benefit Period. Such bonuses shall be paid based on the actual achievement of the Company performance criteria as applied to the other Choice officers.

5. Section 5(c) of the Agreement is deleted in its entirety.

6. Employee and Choice reconfirm their acknowledgements contained in Section 9 of the Agreement.

7. Subject to Employee’s undertakings and the conditions contained in the Affirmation and Undertaking for the Advancement of Expenses dated October 16, 2007, Choice shall continue to advance Employee for all reasonable attorneys’ fees and reasonable related expenses incurred by Employee solely in connection with settlement negotiations (including related advocacy) for the matter referenced therein.

8. Except as modified herein, all terms and conditions of the Agreement remain in full force and effect.

9. This Amendment shall be governed and construed in accordance with the laws of the State of Maryland, without effect of its conflict of laws principles.

10. This Amendment constitutes the entire agreement of the parties concerning its subject matter. It may only be modified by a written instrument signed by both parties.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above, intending to be legally bound.

CHOICE HOTELS INTERNATIONAL, INC.

By: /s/ Patrick Cimerola
Patrick Cimerola, Senior Vice President

Employee:

/s/ Mary Beth Knight
Mary Beth Knight